Exhibit 99.1

ConocoPhillips Reports Third-Quarter 2018 Results; Disciplined, Returns-Focused Plan On Track

HOUSTON--(BUSINESS WIRE)--October 25, 2018--ConocoPhillips (NYSE: COP) today reported third-quarter 2018 earnings of $1.9 billion, or $1.59 per share, compared with third-quarter 2017 earnings of $0.4 billion, or $0.34 per share. Excluding special items, third-quarter 2018 adjusted earnings were $1.6 billion, or $1.36 per share, compared with third-quarter 2017 adjusted earnings of $0.2 billion, or $0.16 per share. Special items for the current quarter were primarily for amounts recognized from the PDVSA arbitration settlement, partially offset by unrealized losses on Cenovus Energy equity.

Third-Quarter Highlights and Recent Announcements

  Cash provided by operating activities was $3.4 billion. Excluding working capital, cash from operations of $3.5 billion exceeded capital expenditures, dividends and share repurchases by $0.6 billion.
  Third-quarter production excluding Libya of 1,224 MBOED; year-over-year underlying production excluding the impact of closed dispositions grew 6 percent overall and 28 percent on a production per debt-adjusted share basis.
  Year-over-year production from the Lower 48 Big 3 unconventionals grew by 48 percent.
  During the quarter, achieved first production from Bohai Phase 3 and from the final phase of drilling at Bayu-Undan. GMT-1 achieved first production in October.
  Ended the quarter with cash, cash equivalents and restricted cash totaling $3.9 billion and short-term investments of $0.9 billion, equating to $4.8 billion of ending cash and short-term investments.
  Repurchased $0.9 billion of common shares outstanding, bringing year-to-date repurchases to $2.1 billion.
  Reached a settlement agreement with PDVSA to fully recover an arbitration award of approximately $2 billion; recognized cash and commodities totaling $345 million in the quarter, with the remainder of the approximately $500 million in initial payments due in the fourth quarter.
  Announced Barnett and Greater Sunrise dispositions for $580 million before customary adjustments.
  Received credit rating upgrades from Fitch and Moody’s.
  Announced quarterly dividend increase of 7 percent to 30.5 cents per share.

“We’re delivering another year of strong performance by successfully executing our disciplined, returns-focused plan,” said Ryan Lance, chairman and chief executive officer. “We’ve accomplished many strategic, financial and operational milestones this year, ahead of our original schedule. Our strategy is designed to generate superior returns through cycles by maintaining discipline, focusing on free cash flow and allocating this cash according to clear, shareholder-friendly priorities. This is what the market can expect from us again in 2019.”

Third-Quarter Review

Production excluding Libya for the third quarter of 2018 was 1,224 thousand barrels of oil equivalent per day (MBOED), an increase of 22 MBOED compared with the same period a year ago. The third-quarter volume impact from closed dispositions was approximately 50 MBOED in 2017. Excluding this impact, underlying production increased 6 percent. The increase was primarily due to growth from the Big 3 unconventionals, development programs in Europe and Alaska, and ramp-up of major projects in Asia Pacific. These more than offset normal field decline. Production from Libya was 37 MBOED.

In the Lower 48, production from the company’s high-margin Big 3 unconventionals grew to 313 MBOED, reflecting a 48 percent increase year-over-year. Production from the Big 3 unconventionals in the third quarter of 2017 was impacted by 15 MBOED from Hurricane Harvey. Excluding this impact, growth was 38 percent year-over-year. Production from the Big 3 unconventionals is expected to grow more than 35 percent for the full year.

During the quarter, the company achieved first production at Bohai Phase 3 and from the final phase of drilling at Bayu-Undan. In Alaska, first production was achieved from GMT-1 in October. The company also sanctioned GMT-2, which leverages existing infrastructure to lower its cost of supply and minimize the environmental footprint. Significant turnarounds were safely and successfully completed in the Western North Slope and Prudhoe Bay in Alaska, as well as in China and Malaysia. In Europe, production was impacted by an unplanned outage at a third-party plant that processes gas from the East Irish Sea in the United Kingdom. Production from the East Irish Sea is expected to resume in the fourth quarter.

Earnings increased versus the third quarter of 2017 primarily as a result of higher realized prices across all commodities, amounts recognized from the PDVSA arbitration settlement, and higher sales volumes. Sales volumes for the quarter exceeded production, resulting in a favorable impact to earnings of approximately $80 million. Adjusted earnings were improved compared with third-quarter 2017 primarily due to higher realized prices and sales volumes. The company’s total realized price was $57.71 per barrel of oil equivalent (BOE), a 46 percent improvement compared with $39.49 per BOE in the third quarter of 2017, reflecting stronger marker prices and a more liquids-weighted portfolio.

For the quarter, cash provided by operating activities was $3.41 billion. Excluding a ($0.05) billion change in working capital, ConocoPhillips generated $3.46 billion in cash from operations. This exceeded $1.6 billion in capital expenditures and investments, $0.93 billion of repurchased shares and $0.33 billion of dividends by $0.6 billion.

Nine-Month Review

ConocoPhillips’ nine-month 2018 earnings were $4.4 billion, or $3.72 per share, compared with a nine-month 2017 loss of $2.4 billion, or ($1.98) per share. Nine-month 2018 adjusted earnings were $4.0 billion, or $3.41 per share, compared with nine-month 2017 adjusted earnings of $0.2 billion, or $0.16 per share.

Production excluding Libya for the first nine months of 2018 was 1,221 MBOED, compared with 1,403 MBOED for the same period in 2017. The nine-month volume impact from closed dispositions was approximately 240 MBOED in 2017. Excluding the impact from closed dispositions, underlying production increased 5 percent. The increase was primarily due to growth from the Big 3 unconventionals, development programs in Europe and Alaska, and ramp-up of major projects in Asia Pacific. These more than offset normal field decline.

The company’s total realized price during this period was $54.20 per BOE, compared with $37.10 per BOE in the first nine months of 2017. This reflected stronger marker prices and a more liquids-weighted portfolio.

For the nine months ended Sept. 30, 2018, cash provided by operating activities was $9.15 billion. Excluding a $0.04 billion change in working capital, ConocoPhillips generated $9.11 billion in cash from operations. This exceeded $5.1 billion in capital expenditures and investments, $2.1 billion of repurchased shares and $1.0 billion of dividends by $0.9 billion. In addition, the company paid $5.0 billion to reduce debt and sold $1.0 billion of short-term investments. The $5.1 billion in capital expenditures and investments included $0.4 billion for the Alaska Western North Slope bolt-on acquisition and $0.1 billion to acquire additional acreage in the Montney in Canada.

Outlook

Fourth-quarter 2018 production is expected to be 1,275 to 1,315 MBOED, reflecting the completion of seasonal turnarounds, growth from several conventional project startups and ongoing development in the unconventionals. This guidance includes impacts expected from the previously announced Barnett disposition and excludes Libya.

The company adjusted its 2018 capital guidance to $6.1 billion versus the prior guidance of $6 billion, reflecting higher partner-operated spend. This guidance excludes the previously announced $0.4 billion bolt-on acquisition in the Alaska Western North Slope and $0.1 billion to acquire additional acreage in the Montney in Canada. Full-year guidance for depreciation, depletion and amortization expense was updated to $6.0 billion from $5.9 billion. The company’s other guidance items are unchanged.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss this announcement. To listen to the call, as well as view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $71 billion of total assets, and approximately 11,100 employees as of Sept. 30, 2018. Production excluding Libya averaged 1,221 MBOED for the nine months ended Sept. 30, 2018, and proved reserves were 5.0 billion BOE as of Dec. 31, 2017. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," “on track,” "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases or technical difficulties in constructing, maintaining, or modifying company facilities; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs relating to crude oil, bitumen, natural gas, LNG, natural gas liquids and any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete the sale of our announced dispositions or acquisitions on the timeline currently anticipated, if at all; the possibility that regulatory approvals for our announced dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of our announced dispositions, acquisitions, or our remaining business; business disruptions during or following our announced dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced dispositions in the manner and timeframe we currently anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term "resource" in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share and cash from operations.

The company believes that the non-GAAP measure adjusted earnings (both on an aggregate and a per share basis) is useful to investors to help facilitate comparisons of the company’s operating performance and controllable costs associated with the company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies in a manner that, when viewed in combination with the company’s results prepared in accordance with GAAP, provide a more complete understanding of the factors and trends affecting the company’s business and performance. The company further believes that the non-GAAP measure cash from operations is useful to investors to help understand changes in cash provided by operating activities excluding the impact of working capital changes across periods on a consistent basis and with the performance of peer companies in a manner that, when viewed in combination with the company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

The release also contains the non-GAAP term free cash flow. Free cash flow is cash provided by operating activities excluding operating working capital in excess of capital expenditures and investments. The company believes that free cash flow is useful to investors as it provides measures to compare cash provided by operating activities excluding operating working capital after deduction of capital expenditures and investments across periods on a consistent basis.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – The release also contains the terms underlying production and production per debt-adjusted share. Underlying production excludes Libya and closed dispositions. Production per debt-adjusted share is calculated on an underlying production basis using ending period debt divided by ending share price plus ending shares outstanding. The company believes that underlying production is useful to investors to compare production excluding Libya and the full impact of closed dispositions on a consistent go-forward basis with peer companies. The company believes that production per debt-adjusted share is useful to investors as it provides a consistent view of production on a total equity basis by converting debt to equity and allows for comparisons across peer companies.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	3Q18				3Q17				2018 YTD				2017 YTD
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$1,861	1.59			420	0.34			4,389	3.72			(2,434)	(1.98)
Adjustments:
Premiums on early debt retirement	-	-	-	-	51	(11)	40	0.03	208	(13)	195	0.17	285	(60)	225	0.18
Unrealized (gain) loss on CVE equity	76	(16)	60	0.05	-	-	-	-	(195)	28	(167)	(0.14)	-	-	-	-
Pending claims and settlements	(286)	7	(279)	(0.24)	9	(21)	(12)	(0.01)	(421)	72	(349)	(0.30)	7	(90)	(83)	(0.07)
Impairments	43	(10)	33	0.03	2	(1)	1	0.00	-	9	9	0.01	6,511	(1,481)	5,030	4.09
Pension settlement expense	14	(3)	11	0.01	20	(6)	14	0.01	161	(29)	132	0.11	116	(34)	82	0.07
Restructuring	37	(8)	29	0.02	3	(1)	2	0.00	37	(8)	29	0.02	44	(15)	29	0.02
Net (gain) loss on asset sales	(101)	25	(76)	(0.06)	(231)	78	(153)	(0.12)	(151)	39	(112)	(0.09)	(2,086)	(441)	(2,527)	(2.05)
Recognition of deferred licensing revenue	(44)	-	(44)	(0.04)	-	-	-	-	(104)	-	(104)	(0.09)	-	-	-	-
Deferred tax adjustment	-	-	-	-	-	-	-	-	-	-	-	-	-	(37)	(37)	(0.03)
Nova Scotia deepwater exploration exit	-	-	-	-	-	(114)	(114)	(0.09)	-	-	-	-	-	(114)	(114)	(0.09)
Rig termination	-	-	-	-	-	-	-	-	-	-	-	-	43	(15)	28	0.02
Adjusted earnings / (loss)			$1,595	1.36			198	0.16			4,022	3.41			199	0.16

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Mark Keener, 281-293-5000 (investors)
mark.a.keener@conocophillips.com